THIS PRICING SUPPLEMENT IS BEING FILED SOLELY TO AMEND THE MATURITY DATE OF PRICING SUPPLEMENT NO. 1 ORIGINALLY FILED ON JANUARY 20, 2000.

                                            Rule 424(b)(3)
                                            File No. 333-84725

Pricing Supplement No. 1                    Dated: January 18, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)


U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $175,000,000            Issue Price: 100.00%

Original Issue Date: January 21, 2000     Stated Maturity Date: January 22, 2003

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 22nd day of January, April, July and October, beginning April 24, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 22nd day of January, April, July and October, beginning April 24, 2000 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.2475%

Index Maturity: 3 Month Libor

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Day Count Convention: Act/360

Maximum Interest Rate: N/A          Minimum Interest Rate: N/A

Spread (+/-): +.21%                 Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .095%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 1
                       UNDER MTN-SERIES J PROGRAM: $.00
                   b)  CUSIP #42333HMJ8


Agent:
ABN AMRO Incorporated                      Barclays Capital Inc.
1325 Avenue of the Americas                222 Broadway, 7th Floor
10th Floor                                 New York, NY  10038
New York, NY  10019-6026

Lehman Brothers                            Merrill Lynch & Co.,
Lehman Brothers Inc.                       Merrill Lynch, Pierce, Fenner & Smith
Three World Financial Center, 12th Floor   Incorporated
New York, NY 10285-1200                    250 Vesey St.
                                           New York, NY  10281-1310
Salomon Smith Barney Inc.
388 Greenwich St.
New York, NY 10013